Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Robert Doetsch
Director, Investor Relations	Director, Public Relations
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	robert_doetsch@kellyservices.com

KELLY SERVICES REPORTS SALES AND EARNINGS

FOR THE 2nd QUARTER OF 2003

TROY, MI (July 22, 2003) – Kelly Services, Inc., a global provider of staffing services, today announced sales and earnings results for the second quarter ended June 29, 2003.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced sales for the second quarter of 2003 totaled $1.060 billion, a 4.4% increase compared to the $1.015 billion for the corresponding quarter in 2002. Sales for the second quarter increased 5.6% sequentially, as compared to the first quarter of 2003. Sales for the six-month period totaled $2.063 billion, a 5.7% increase compared to the $1.951 billion for the first six months of 2002.

Net earnings for the second quarter of 2003 totaled $1.5 million, compared to $3.9 million reported for the second quarter of 2002. Net earnings for the second quarter increased by $1.2 million sequentially, as compared to the first quarter of 2003. Net earnings for the first six months of 2003 totaled $1.8 million, compared to the $4.7 million earned during the comparable six-month period in 2002.

Diluted earnings per share in the second quarter of 2003 were $0.04 per share, as compared to second quarter 2002 earnings of $0.11 per share. Diluted earnings per share increased $0.03 sequentially, as compared to first quarter 2003 earnings of $0.01 per share. Diluted earnings per share for the first six months of 2003 were $0.05 per share, compared to the $0.13 per share earned in the first six months of 2002.

Commenting on the results, Adderley said, “Our earnings performance during the second quarter reflected a stalled global economic recovery.

“The decline in earnings during the second quarter was largely the result of a five-tenths of a percent decrease in the company’s gross profit rate. Workers’ compensation costs increased significantly in our U.S. Commercial business, while fee based income continued to decrease in our International segment. Substantial increases in state unemployment taxes that began in the first quarter, are for the most part, now reflected in prices in our U.S. operations. Overall, expenses were well managed during the quarter.

“U.S. Commercial staffing sales decreased 0.7% during the second quarter, compared to the 4.9% sales increase reported in the first quarter of 2003. The U.S. Commercial gross profit rate decreased seven-tenths of a percent primarily due to increased workers’ compensation costs. Expenses were flat compared to last year. Operating earnings totaled $23.1 million, a decrease of 16.4% compared to the last year.

“Professional, Technical, and Staffing Alternatives (PTSA) sales increased by 1.6% during the second quarter, compared to first quarter sales growth of 6.1%, with most of the individual business units showing reduced rates of growth. Kelly Financial Resources and Kelly HR First continued to exhibit strong sales growth, while Kelly Scientific Resources and Kelly Home Care experienced sales decreases during the quarter. The PTSA gross profit rate was the same as last year, while expenses increased 1.8% as compared to 2002. Operating earnings totaled $12.8 million and increased 2.8% on a year-over-year basis.

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“International revenue, as measured in U.S. dollars, increased 16.8% during the second quarter, as compared to a 12.3% increase in the first quarter. On a constant currency basis, International revenue increased 3% in the second quarter, as compared to a flat performance in the first quarter. Constant currency sales growth continued to be positive in the Americas and Asia Pacific. Sales in the U.K. turned positive during the second quarter, while sales in Continental Europe improved slightly, but remained negative. The International gross profit rate decreased by eight-tenths of a percent, primarily due to decreases in fee based income. Operating expenses increased by 15.0% in U.S. dollar terms, while on a constant currency basis expenses increased by less than 1%. The International operating loss totaled $1.0 million, compared to a profit of $0.4 million last year. Sequentially, the loss is a significant improvement compared to the first quarter, when the International operating loss totaled $3.2 million.

“We continue to see a pattern of economic weakness and related lack of growth in demand for staffing services. We are uncertain when a robust economic recovery will occur. As a result, we will continue our practice of providing guidance on a quarterly basis. At this time, we expect that third quarter 2003 earnings will range from $0.04 per share to $0.08 per share, as compared to earnings of $0.18 per share in the third quarter of 2002.”

In conjunction with its second quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on July 22, 2003 to review the results. The call may be accessed in one of the following ways:

Via the Telephone:

U.S.                                                (800) 369-2104

International                                 1-210-234-0002

The conference call leader Terence Adderley

The passcode is Kelly Services

Via the Internet:

You may access the call via the Internet through Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including federal, state and international tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering human resources solutions that include temporary services, staff leasing, outsourcing, vendor on-site and full-time placement. With more than 2,400 company owned and operated offices in 26 countries, Kelly provides to its customers nearly 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education and health care. Sales in 2002 were $4.1 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED JUNE 29, 2003 AND JUNE 30, 2002

(In thousands of dollars except per share data)

	2003	2002	Change	% Change
Sales of services	$1,059,517	$1,014,841	$44,676	4.4%
Cost of services	887,113	844,625	42,488	5.0

Gross profit	172,404	170,216	2,188	1.3
Selling, general and administrative expenses	169,955	163,741	6,214	3.8

Earnings from operations	2,449	6,475	(4,026)	(62.2)
Interest income, net	4	82	(78)	(95.1)

Earnings before taxes	2,453	6,557	(4,104)	(62.6)
Income taxes	969	2,622	(1,653)	(63.0)

Net earnings	$1,484	$3,935	$(2,451)	(62.3)%

Basic earnings per share	$0.04	$0.11	$(0.07)	(63.6)%

Diluted earnings per share	$0.04	$0.11	$(0.07)	(63.6)%

STATISTICS:
Gross profit rate	16.3%	16.8%	(0.5)%
Expenses as a % of sales	16.0	16.1	(0.1)
% Return – Earnings from operations	0.2	0.6	(0.4)
Earnings before taxes	0.2	0.6	(0.4)
Net earnings	0.1	0.4	(0.3)
Effective income tax rate	39.5	40.0	(0.5)
Average number of shares outstanding (thousands):
Basic	35,596	35,977
Diluted	35,624	36,252

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 26 WEEKS ENDED JUNE 29, 2003 AND JUNE 30, 2002

(In thousands of dollars except per share data)

	2003	2002	Change	% Change
Sales of services	$2,062,914	$1,951,454	$111,460	5.7%
Cost of services	1,724,958	1,622,278	102,680	6.3

Gross profit	337,956	329,176	8,780	2.7
Selling, general and administrative expenses	335,117	321,515	13,602	4.2

Earnings from operations	2,839	7,661	(4,822)	(62.9)
Interest income, net	126	223	(97)	(43.5)

Earnings before taxes	2,965	7,884	(4,919)	(62.4)
Income taxes	1,171	3,153	(1,982)	(62.9)

Net earnings	$1,794	$4,731	$(2,937)	(62.1)%

Basic earnings per share	$0.05	$0.13	$(0.08)	(61.5)%

Diluted earnings per share	$0.05	$0.13	$(0.08)	(61.5)%

STATISTICS:
Gross profit rate	16.4%	16.9%	(0.5)%
Expenses as a % of sales	16.2	16.5	(0.3)
% Return – Earnings from operations	0.1	0.4	(0.3)
Earnings before taxes	0.1	0.4	(0.3)
Net earnings	0.1	0.2	(0.1)
Effective income tax rate	39.5	40.0	(0.5)
Average number of shares outstanding (thousands):
Basic	35,572	35,933
Diluted	35,584	36,152

KELLY SERVICES, INC.

RESULTS OF OPERATIONS BY SEGMENT

(In thousands of dollars)

	Second Quarter
	2003	2002	Change	% Change
Sales:
U.S. Commercial Staffing	$522,665	$526,561	$(3,896)	(0.7)%
PTSA	223,565	220,044	3,521	1.6
International	313,287	268,236	45,051	16.8

	$1,059,517	$1,014,841	$44,676	4.4%

Earnings from Operations:
U.S. Commercial Staffing	$23,103	$27,620	$(4,517)	(16.4)%
PTSA	12,769	12,420	349	2.8
International	(1,019)	426	(1,445)	(339.2)
Corporate	(32,404)	(33,991)	1,587	4.7

	$2,449	$6,475	$(4,026)	(62.2)%

	June Year to Date
	2003	2002	Change	% Change
Sales:
U.S. Commercial Staffing	$1,026,974	$1,007,233	$19,741	2.0%
PTSA	445,224	428,909	16,315	3.8
International	590,716	515,312	75,404	14.6

	$2,062,914	$1,951,454	$111,460	5.7%

Earnings from Operations:
U.S. Commercial Staffing	$47,142	$50,919	$(3,777)	(7.4)%
PTSA	26,115	23,917	2,198	9.2
International	(4,176)	(819)	(3,357)	(409.9)
Corporate	(66,242)	(66,356)	114	0.2

	$2,839	$7,661	$(4,822)	(62.9)%

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(In thousands of dollars)

	June 29, 2003	December 29, 2002	June 30, 2002
Current Assets
Cash and equivalents	$76,961	$100,936	$76,958
Short-term investments	518	599	574
Accounts receivable, less allowances of $13,698, $12,533 and $13,048, respectively	617,600	567,517	589,147
Prepaid expenses and other current assets	34,411	26,387	27,503
Deferred taxes	23,407	23,916	21,657

Total current assets	752,897	719,355	715,839

Property and Equipment, Net	194,971	202,332	207,218

Noncurrent Deferred Taxes	21,010	21,065	31,415

Goodwill, Net	83,086	80,260	78,293

Other Assets	53,363	49,121	51,278

Total Assets	$1,105,327	$1,072,133	$1,084,043

Current Liabilities
Short-term borrowings	$24,234	$24,770	$29,902
Accounts payable	76,764	85,310	89,413
Payroll and related taxes	205,294	181,585	192,883
Accrued insurance	30,219	27,912	24,972
Income and other taxes	46,525	47,617	45,013

Total current liabilities	383,036	367,194	382,183

Noncurrent Liabilities
Accrued insurance	49,304	45,540	40,744
Accrued retirement benefits	44,491	40,335	40,939

Total noncurrent liabilities	93,795	85,875	81,683

Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(90,774)	(92,159)	(79,911)
Paid-in capital	18,332	17,902	17,686
Earnings invested in the business	660,438	665,759	659,027
Accumulated foreign currency adjustments	384	(12,554)	(16,741)

Total stockholders’ equity	628,496	619,064	620,177

Total Liabilities and Stockholders’ Equity	$1,105,327	$1,072,133	$1,084,043

STATISTICS:
Working Capital	$369,861	$352,161	$333,656
Current Ratio	2.0	2.0	1.9
Stockholders’ Equity Per Share	$17.65	$17.42	$17.23
Global Days Sales Outstanding
Quarter	53	49	53
Year-to-date	54	51	55

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 26 WEEKS ENDED JUNE 29, 2003 AND JUNE 30, 2002

(In thousands of dollars)

	2003	2002
Cash flows from operating activities
Net earnings	$1,794	$4,731
Noncash adjustments:
Depreciation and amortization	24,043	21,079
Increase in accounts receivable, net	(36,350)	(35,603)
Changes in other operating assets and liabilities	11,404	27,361

Net cash from operating activities	891	17,568

Cash flows from investing activities
Capital expenditures	(15,146)	(14,229)
Decrease in short-term investments	81	56
(Increase) decrease in other assets	(1,808)	1,181

Net cash from investing activities	(16,873)	(12,992)

Cash flows from financing activities
Decrease in short-term borrowings	(2,667)	(5,916)
Dividend payments	(7,115)	(7,187)
Stock options and other	14	832
Purchase of treasury stock	(67)	(19)

Net cash from financing activities	(9,835)	(12,290)

Effect of exchange rates on cash and equivalents	1,842	1,211

Net change in cash and equivalents	(23,975)	(6,503)
Cash and equivalents at beginning of period	100,936	83,461

Cash and equivalents at end of period	$76,961	$76,958